SUPREME COURT OF THE STATE OF NEW YORK
APPELLATE DIVISION SECOND DEPARTMENT

GYRODYNE COMPANY OF AMERICA, INC., Respondent, -against- THE STATE OF NEW YORK, Appellant.	Docket Nos.: 2010-08950 2011-02295 2011-02298 **AFFIRMATION OF JOSEPH L. CLASEN, ESQ. IN OPPOSITION TO MOTION FOR REARGUMENT OR IN THE ALTERNATIVE LEAVE TO APPEAL**

Joseph L. Clasen, an attorney admitted to practice law before the courts of the State of New York,, affirms the following under penalties of perjury:

1. I am a member of the law firm of Robinson & Cole LLP, attorney for the Respondent Gyrodyne Company of America, Inc. ("Gyrodyne") in the above entitled action, and as such am familiar with the facts and circumstances of this matter as hereinafter set forth. I submit this affirmation in opposition to the motion of the State of New York (the "State") dated December 29, 2011 for reargument of this Court's Decision and Order in this case of November 22, 2011 or, in the alternative, for leave to appeal to the Court of Appeals.

<u>REARGUMENT</u>

2. The standard for reargument requires that a motion "be based upon matters of fact or law overlooked or misapprehended by the court" in the prior decision. *Ul Haque v. Daddazib*, 84 A.D.3d 940, 942 (2d Dept. 2011); *see also Mazinov v. Rella*, 79 A.D.3d 979, 980 (2d Dept. 2010); CPLR § 2221(d)(2). A motion to reargue "is not designed to provide an unsuccessful party with successive opportunities to reargue issues previously decided …" *Ul Haque*, 84 A.D.3d at 942 citing *Mazinov*, 79 A.D.3d at 980.

3. The State contends (Affirmation of Robert C. Weisz dated December 28, 2011, the "Weisz Affirmation," ¶¶ 4-11), that this Court overlooked a single piece of evidence concerning Gyrodyne's application for a golf community development, which mentions sewage treatment. However, the State raised this exact argument, citing the same document, in its initial Brief For Appellant, dated March 7, 2011, pp. 30-31 as the Weisz Affirmation, ¶ 8 acknowledges. Gyrodyne addressed this argument and evidence in its Brief For Claimant-Respondent, dated April 7, 2011 ("Gyrodyne Brief") p. 42 and n.4. The State merely seeks another opportunity to argue a minor point fully briefed previously, which is not the purpose of reargument. *See Simon v. Mehryari*, 16 A.D.3d 664, 665 (2d Dept. 2005) (reargument not proper when party argued the issue in its prior papers).

4. Contrary to the State's assertion (Weisz Affirmation, ¶¶ 4, 8), Gyrodyne never "admitted" that higher density development was infeasible or could not be approved. The document cited (A1947) merely describes a prior concept of a golf community, which was not the highest and best use testified to by Gyrodyne's experts. The information concerning sewage treatment in this single piece of evidence was considered so unimportant that (as pointed out in the Gyrodyne Brief, p. 42 n.4), the State never asked Gyrodyne's COO about the alleged contradiction or admission when cross-examining him about the document.

5. Further, the State never mentioned the document or the issue in its Reply Brief For Appellant dated April 22, 2011 following the Gyrodyne Brief's refutation of the issue. Nor did the State raise the issue before this Court in oral argument. Such an insignificant point cannot be the basis of reargument of this Court's entire decision.

6. This Court did not overlook the impact of sewage treatment on Gyrodyne's expert's valuation. It specifically pointed out in its Decision and Order, that Gyrodyne's

appraiser included "an adjustment for additional development costs which would be required on the subject property due to the need to hook up to a sewage treatment plant." *Gyrodyne Co. of Am. v. State*, 2011 N.Y. Slip. Op. 08562 (2d Dept. November 22, 2011) (the "Decision) at 3.

7. In asserting, wrongly, that Gyrodyne's past use of the property demonstrates high-density residential development was unlikely, the State (Weiz Affirmation, ¶ 6) references another prior proposal for an assisted living facility, claiming Gyrodyne abandoned it. The trial court's decision (A 25) stated Gyrodyne received a zoning change allowing 126 units on 10 acres (a density of 12.6 units per acre) for the development in partnership with Marriott. When Marriott got out of the assisted living business, Gyrodyne chose not to pursue the opportunity. Id.

8. The State also repeats (Weisz Affirmation, ¶ 9) its claim that the residential development was "hypothetical." However, as previously pointed out (Gyrodyne Brief, p. 52), the trial court specifically found that "claimant proved the highest and best use offered <u>was not hypothetical</u> or speculative." A34 (emphasis added).

9. The State's motion fails to meet the standard for reargument. The single piece of evidence upon which it relies was fully addressed in briefing before this Court and provides no reason to give the State another bite at the apple.

<u>LEAVE TO APPEAL</u>

10. The jurisdiction of the Court of Appeals is limited to issues of law. The Court of Appeals does not review issues of fact. *Hunt v. Bankers & Shippers Ins. Co.*, 50 N.Y. 2d 938, 940 (1980). *See also Guaspari v. Gorsky*, 29 N.Y.2d 891 (1972); ARTHUR KRAGER, THE POWERS OF THE NEW YORK COURT OF APPEALS, §§ 1:3; 13:1 (3d ed. 2005). The issues of

valuation decided by this Court in the Decision were factual. The State cannot transform these factual issues into legal ones merely to seek a "do-over" from the Court of Appeals.

11. The State's very attempt to repackage the issues as legal ones demonstrates the futility of its effort. In trying to articulate a question of law, the State (Weisz Affirmation ¶ 13) includes the language "appraisal that is unmoored from the facts and consists of unexplained adjustments to ostensibly comparable properties." To reach the State's supposed legal issue, the Court of Appeals would first have to determine – contrary to the findings of the trial court and this Court – that the appraisals were unmoored and the adjustments were unexplained, both of which are factual issues.

12. Not only has the State failed to articulate an issue within the jurisdiction of the Court of Appeals, it has failed to meet the standard for review by that Court. Court of Appeals Rule 500.22(b)(4) requires the movant to show how the issue is novel or of public importance, or presents a conflict with prior decisions of the Court of Appeals or a conflict among the Departments. *See also* KRAGER, § 10:3.

13. As this Court's Decision demonstrates, there is no conflict among the Departments or with prior decisions of the Court of Appeals. The legal principles; (a) that the appraisal must be based on the highest and best use, and (b) that once one side's appraisal is rejected, the trial court must accept the remaining appraisal or explain the basis for departure, are clearly established law. *See In re City of New York (Reiss)*, 55 N.Y.2d 885, 886 (1982); *City of N.Y. v. Estate of Levine*, 196 A.D.2d 654-655 (2d Dept. 1993). This Court determined that Gyrodyne's expert's valuation had a basis in fact and was properly accepted by the trial court when the State failed to offer an appraisal at the highest and best use. Decision, at 3.

14. The State (Weisz Affirmation, ¶¶ 14-16) repeats its incorrect claim that Gyrodyne's expert did not explain his adjustments to comparables. As *Estate of Levine*, 196 A.D.2d at 655, holds, an appraiser only has to explain "the basis of his adjustments" to comparable properties. This Court found that the "claimant's appraiser sufficiently and credibly explained the basis for his limited adjustments to the valuation of comparable properties on which his appraisal was based . . ." Decision, at 3. The percentage value of such adjustments is precisely the type of information on which the expert is providing an expert opinion. As pointed out in oral argument, there is no book or table where an appraiser goes to look up the percentage by which to adjust one property compared to another. An appraiser relies upon his or her expertise and experience. The State's own appraiser, when adjusting comparables in valuing the property as zoned industrial, used percentages divined from his experience. *See, e.g.*, A1828-A1829.

15. The correctness of the adjustment percentage selected by the expert can be questioned on cross-examination, or by offering contrary expert opinion. The State elected not to offer contrary expert evidence here. The State did, however, cross-examine Gyrodyne's appraiser on whether his adjustment for comparables was correct, albeit unsuccessfully. *See e.g.* A492-A493. As this Court noted, under the applicable case law the trial court in such circumstances "was justified in accepting the amount established by claimant." Decision, at 3 quoting *Valley Stream Lawns v. State*, 9 A.D.2d 149, 152 (3d Dept. 1959).

16. This Court's decision imposed no new requirements on the parties to a condemnation action. It applied existing law to the particular facts of this situation. There is no basis for review by the Court of Appeals. The State's unremarkable contention that compensation must be just to both sides is no reason for further review here. The decision of the

trial court, affirmed on the facts by this Court, determined that the award was just, based on the value of the property. Certainly the State cannot be arguing that, under the rubric of public importance, a party should receive leave to appeal simply because it complains about the size of the award. If that were the standard almost every condemnation case would appear on the Court of Appeals docket. As the State failed to show this case qualifies for the jurisdiction of the Court of Appeals or meets the standard for discretionary review, leave to appeal should be denied.

17. Based on all of the above, the State's Motion should be denied in its entirety.

Dated: New York, New York
January 11, 2012

Joseph L. Clasen